Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of National Money Mart Company (the “Company”), Dollar Financial Corp. and other registrants thereunder for the registration of $600,000,000 aggregate principal amount of 10.375% Senior Notes due 2016 of the Company and to the incorporation by reference therein of our report dated September 3, 2009 (except for the retrospective adoption of accounting principles described in Note 2, as to which the date is November 20, 2009, and the condensed consolidating financial information included in Note 23 and the subsequent events disclosed in Note 24, both as to which the date is March 19, 2010) with respect to the consolidated financial statements of Dollar Financial Corp. for the year ended June 30, 2009, and our report dated September 3, 2009 with respect to the effectiveness of internal control over financial reporting of Dollar Financial Corp. as of June 30, 2009, both of which reports appear in the Current Report on Form 8-K of Dollar Financial Corp. filed on March 19, 2009, incorporated by reference in this registration statement and filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 19, 2010